Exhibit 10.1

PDL BIOPHARMA, INC.

2016 Annual Bonus Plan

This 2016 Annual Bonus Plan (the “Plan”) is intended to enhance stockholder value by promoting a connection between the performance of PDL BioPharma, Inc. (the “Company”) and the compensation of personnel of the Company and to promote retention of high performing personnel. The Plan is being implemented under the Company’s Amended and Restated 2005 Equity Incentive Plan (as amended, the “2005 Equity Plan”), which was approved by the Company’s stockholders. The annual bonuses will be granted as a Cash-Based Award pursuant to the 2005 Equity Plan.

1.All employees of the Company working 30 hours per week or more (each, a “Participant”) are eligible to receive annual bonuses for 2016 according to this Plan. The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have all powers and discretion necessary to administer the Plan and to control its operation and may delegate responsibilities to Company officers as it deems appropriate. Participants are eligible to receive bonuses upon the achievement of the threshold goal specified in Section 2. A Participant who does not demonstrate satisfactory individual performance (50% or higher), however, will not be eligible for any portion of his or her bonus, including the portion based on Company performance.
2.For the purpose of payments under the Plan qualifying as Performance-Based Compensation under the 2005 Equity Plan, the threshold goal shall be the consummation of corporate transactions resulting in the acquisition of income generating assets with an aggregate value of not less than $50 million on or prior to December 31, 2016.
3.The determination of the amount of payments under the plan shall be based on the performance of the 2016 Corporate Goals and the 2016 Individual Goals as well as the other factors set forth in this Section 3. Company performance shall be determined by the Committee based on the Company’s ability to meet or exceed corporate goals (“2016 Corporate Goals”) as approved by the Committee and/or the Board of Directors and set forth in Exhibit A. Additionally, the Committee may adjust or modify the 2016 Corporate Goals to reflect changed Company objectives. Individual performance of the Company’s officers shall be reviewed and recommended to the Committee by the Chief Executive Officer, except for the performance of the Chief Executive Officer, which shall be determined by the Committee based on the Company’s achievement of established Corporate Goals. Individual performance of employees shall be reviewed by the appropriate manager and approved by the Chief Executive Officer. In all cases, individual performance shall be based on the 2016 Individual Goals that have been approved by the Chief Executive Officer and set forth as Exhibit B (the “2016 Individual Goals”).
The Committee shall have the sole discretion on the basis of individual or corporate performance metrics to determine that the actual amount paid with respect to a Participant’s award will be equal to or less than (but not greater than) the maximum payout calculated. For clarification, the Committee may determine, in its sole discretion on the basis of individual or corporate performance metrics that a reduced bonus, or no bonus, shall be paid to individual, regardless of achievement of the 2016 Corporate Goals or the 2016 Individual Goals.
4.To be eligible for a bonus, a Participant must be on payroll prior to October 1, 2016, and must be employed by the Company as of the date of payment of the bonus. A Participant hired after April 1, 2016, shall be eligible for a pro-rated bonus.
5.A Participant who has taken an approved leave of absence pursuant to the Company’s policies during 2016 shall receive a pro-rated bonus, at the Compensation Committee's discretion.
6.The amount of a Participant’s bonus is based on a target percentage of such Participant’s annual average base salary throughout the 2016 calendar year. The target percentage for executives has been determined by the Committee and for employees has been determined by the manager at the beginning of the Plan Year. The target percentage shall then be adjusted based on the attainment of 2016 Corporate Goals and Individual Goals over the course of the Plan Year to arrive at a final performance percentage. For each person, the target percentage and ratio of attainment of 2016 Corporate Goals and 2016 Individual Goals is set forth as Exhibit C.
7.The Company performance percentage and/or the individual performance percentage may exceed 100% in the event the Company or the individual Participant exceeds expected goals, provided that neither percentage may exceed 200%. For example, assuming the Company has met 100% of its 2016 Corporate Goals, a Participant, who has met 150% of his or her 2016 Individual Goals, has a target percentage of 25%, has a corporate-to-individual goal ratio of 50%/50% and a base pay rate of $100,000 will receive a bonus of $31,250 (100% x 0.5 + 150% x 0.5 = 125%; and 125% x 25% = 31.25%; and 31.25% of Participant’s base pay rate of $100,000 = $31,250). All determinations and decisions made by the Committee shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.
8.This Plan is effective for the Company’s 2016 calendar year beginning January 1, 2016, through December 31, 2016 (the “Plan Year”), and will expire automatically on December 31, 2016. Bonus payments will be made no later than February 15th, 2017.
9.The Company shall withhold all applicable taxes from any bonus payment, including any federal, state and local taxes.
10.Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Nothing in these guidelines should be construed as an employment agreement or an entitlement to any Participant for any incentive payment hereunder.

11.This Plan and all awards shall be construed in accordance with and governed by the laws of the State of Nevada, without regard to its conflict of law provisions.
12.Payments under this Plan shall be unsecured, unfunded obligations of the Company. To the extent a Participant has any rights under this Plan, the Participant’s rights shall be those of a general unsecured creditor of the Company.
13.It is the intent of the Company that the Plan, and all payments made hereunder, satisfy and be interpreted in a manner that, in the case of Participants who are persons whose compensation is subject to Section 162(m), qualify as Performance-Based Compensation under Section 162(m). Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the requirements of Section 162(m) shall be disregarded. However, notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Committee in any manner so that certain provisions of the Plan or any payment intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to the limitations on deductibility of compensation provided under Section 162(m).